United States
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    Form 15




CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number  0-22448
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                     The Sector Strategy Fund(SM) VI L.P.
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            (Exact name of registrant as specified in its charter)

        c/o MLIM Alternative Strategies LLC, Princeton Corporate Campus
       800 Scudders Mill Road - Section 2G, Plainsboro, New Jersey 08536
                               (609) 282 - 6996
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Limited Partnership Units
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           (Title of each class of securities covered by this Form)

                                     None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)    | X |        Rule 12h-3(b)(1)(i)      | X |
           Rule 12g-4(a)(1)(ii)   |   |        Rule 12h-3(b)(1)(ii)     |   |
           Rule 12g-4(a)(2)(i)    |   |        Rule 12h-3(b)(2)(i)      |   |
           Rule 12g-4(a)(2)(ii)   |   |        Rule 12h-3(b)(2)(ii)     |   |
                                               Rule 15d-6               |   |

Approximate number of holders of record as of the certification or
notice date:   0
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Pursuant to the requirements of the Securities Exchange Act of 1934 ML Futures
Investments L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 9, 2003           BY:   /s/ Michael Pungello
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                                      Name:   Michael Pungello
                                      Title:  Vice President of
                                              MLIM Alternative Strategies LLC